EXHIBIT 10.72

                              U.S. HELICOPTER CORP.

                                  AMENDMENT TO
                          SECURED CONVERTIBLE DEBENTURE
                    NOS. CCP-1, USHP-3-1, USHP-4-1, USHP-5-1


             THIS DEBENTURE AMENDMENT SHOULD BE ATTACHED TO EACH OF
                             THE ORIGINAL DEBENTURES


         This Amendment to Debenture (this "Amendment") is issued in connection with those certain Secured Convertible Debentures Nos. CCP-1, USHP-3-1, USHP-4-1, USHP-5-1 (each a "Debenture" and collectively, the "Debentures") issued by U.S. Helicopter Corp., (the "Company") to YA GLOBAL INVESTMENTS, L.P. (F/K/A CORNELL CAPITAL PARTNERS, L.P.) (the "Holder"). All capitalized terms not defined herein shall have the meaning ascribed to them in the Debentures.

         THIS CERTIFIES THAT, the following amendments are hereby made to the
Debenture:

         1. The Fixed Conversion Price of each of the Debentures shall hereinafter be equal to $0.50, as may be adjusted from time to time pursuant to the terms of each Debenture.

         2. The interest rate of Debenture Nos. USHP-4-1 and USHP-5-1 shall be increased to 18% as of the date hereof.

         3. The Maturity Date of Debenture Nos. USHP-4-1 and USHP-5-1 shall be extended to October 24, 2007.

         4.    The following section shall be added to each Debenture:

               HOLDER'S RIGHTS UPON LIQUIDATION.

               A. Upon any Liquidation (as defined below) the Holder shall be entitled to receive an amount equal to the greater of (i) the amount required to be paid under this Debenture (including all principal, interest, and any redemption amounts) or (ii) the Assumed Conversion Amount. Thereafter, no further distributions shall be made to the Holder of this Debenture.

               B. "LIQUIDATION" means (A) a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, (B) a consolidation or merger of the Company with or into any other person(s), entity or entities in which less than a majority of the outstanding voting power of the surviving person(s), entity or entities is held by persons or entities who were stockholders of the Company prior to such event, (C) a sale or other

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               disposition (whether in a single transaction or a series of related transactions) of substantially all of the assets of the Company, or (D) a transaction pursuant to which the Company becomes a private company not required to file periodic reports with the Commission.

               C. "ASSUMED CONVERSION AMOUNT" means the total amount of proceeds that would be payable to the Holder on a Liquidation if immediately prior to such Liquidation the entire principal outstanding and accrued interest under this Debenture was converted into a number of shares of Common Stock at the then current Conversion Price (assuming for these purposes that the number of authorized shares of Common Stock has been is sufficient for the full conversion of the Debenture and without taking into effect any limitations on conversions set forth in the Debenture).

         5. From and after the date hereof, notwithstanding any prior agreements between the Obligor and the Holder (whether written, oral, or otherwise), and except as set forth in the next sentence, any and all prior conversion limitations or lockup agreement of the Holder or restrictions of the Holder regarding the sale of the common stock of the Obligor shall be null and void. Furthermore, any and all conversion limitations set forth each of the Debentures, including, without limitation, in Section 3(b) of each of the Debentures shall be removed and replaced with the following conversion limitation:

               LIMITATION OF CONVERSION BY THE HOLDER. A Holder may not convert this Debenture or receive shares of Common Stock as payment of interest hereunder to the extent such conversion or receipt of such interest payment would (x) result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.99% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of, and payment of interest on, this Debenture held by such Holder after application of this Section, or (y) result in a violation of the U.S. Department of Transportation foreign ownership regulations. Since the Holder will not be obligated to report to the Obligor the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 4.99% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the principal amount of this Debenture is convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Conversion Notice for a principal amount of this Debenture that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Obligor shall

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               notify the Holder of this fact and shall honor the conversion for the maximum principal amount permitted to be converted on such Conversion Date and retain any principal amount tendered for conversion in excess of the permitted amount hereunder for future conversions. The provisions of SECTION may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 65 days prior notice to the Obligor. Other Holders shall be unaffected by any such waiver. Notwithstanding anything in any agreement to the contrary, the Buyer shall have no restriction on the conversion of any convertible debt or warrants held by it or the sale of any stock, including, without the limitation, any stock underlying any convertible debt or warrant; PROVIDED that such acts do not violate the U.S. Department of Transportation foreign ownership regulations.






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         IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by its duly authorized officer.

                                  U.S. HELICOPTER CORP.



                                  By:        /S/ JOHN G. MURPHY
                                           -----------------------------------
                                  Name:  John G. Murphy
                                  Title:   Chief Executive Officer and President

Dated:  August 24, 2007








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